-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 AMENDED AND RESTATED
                             LOAN AND SECURITY AGREEMENT

                             DATED AS OF AUGUST 20, 1996

                      FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

         1.   DEFINITIONS AND CONSTRUCTION . . . . . . . . . . . . . . . .   2

              1.1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .   2

              1.2  ACCOUNTING TERMS. . . . . . . . . . . . . . . . . . . .  11

         2.   LOAN AND TERMS OF PAYMENT. . . . . . . . . . . . . . . . . .  11

              2.1  ADVANCES. . . . . . . . . . . . . . . . . . . . . . . .  11

              2.2  INTEREST RATES, PAYMENTS, AND CALCULATIONS. . . . . . .  12

              2.3  CREDITING PAYMENTS. . . . . . . . . . . . . . . . . . .  13

              2.4  FEES  . . . . . . . . . . . . . . . . . . . . . . . . .  14

              2.5  ADDITIONAL COSTS. . . . . . . . . . . . . . . . . . . .  14

              2.6  TERM  . . . . . . . . . . . . . . . . . . . . . . . . .  15

              2.7  EXCHANGE. . . . . . . . . . . . . . . . . . . . . . . .  15

         3.   CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . .  18

              3.1  CONDITIONS PRECEDENT TO EFFECTIVENESS . . . . . . . . .  18

              3.2  CONDITIONS PRECEDENT TO ADVANCES. . . . . . . . . . . .  18

         4.   CREATION OF SECURITY INTEREST. . . . . . . . . . . . . . . .  19

              4.1  GRANT OF SECURITY INTEREST. . . . . . . . . . . . . . .  19

              4.2  DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED . . . . .  19

              4.3  RIGHT TO INSPECT. . . . . . . . . . . . . . . . . . . .  19

         5.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .  19

              5.1  DUE ORGANIZATION AND QUALIFICATION. . . . . . . . . . .  19

              5.2  DUE AUTHORIZATION; NO CONFLICT. . . . . . . . . . . . .  19

              5.3  NO PRIOR ENCUMBRANCES . . . . . . . . . . . . . . . . .  20

              5.4  BONA FIDE ELIGIBLE ACCOUNTS . . . . . . . . . . . . . .  20

              5.5  MERCHANTABLE INVENTORY. . . . . . . . . . . . . . . . .  20

              5.6  NAME; LOCATION OF CHIEF EXECUTIVE OFFICE. . . . . . . .  20

              5.7  LITIGATION. . . . . . . . . . . . . . . . . . . . . . .  20

              5.8  NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. . .  20

              5.9  REGULATORY COMPLIANCE . . . . . . . . . . . . . . . . .  21

              5.10 ENVIRONMENTAL CONDITION . . . . . . . . . . . . . . . .  21

              5.11 TAXES . . . . . . . . . . . . . . . . . . . . . . . . .  21

              5.12 SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . .  21

              5.13 GOVERNMENT CONSENTS . . . . . . . . . . . . . . . . . .  22

              5.14 FULL DISCLOSURE . . . . . . . . . . . . . . . . . . . .  22

         6.   AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . .  22

              6.1  GOOD STANDING . . . . . . . . . . . . . . . . . . . . .  22

              6.2  GOVERNMENT COMPLIANCE . . . . . . . . . . . . . . . . .  23

              6.3  FINANCIAL STATEMENTS, REPORTS, CERTIFICATES . . . . . .  23

              6.4  INVENTORY; RETURNS. . . . . . . . . . . . . . . . . . .  24

              6.5  TAXES . . . . . . . . . . . . . . . . . . . . . . . . .  24

              6.6  INSURANCE . . . . . . . . . . . . . . . . . . . . . . .  24

              6.7  PRINCIPAL DEPOSITORY. . . . . . . . . . . . . . . . . .  25

              6.8  CONVERSION OF ACCOUNTS PAYABLE TO EQUITY. . . . . . . .  25

              6.9  FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . .  25

         7.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .  25

              7.1  DISPOSITIONS. . . . . . . . . . . . . . . . . . . . . .  26

              7.2  CHANGE IN BUSINESS. . . . . . . . . . . . . . . . . . .  26

              7.3  MERGERS OR ACQUISITIONS . . . . . . . . . . . . . . . .  26

              7.4  INDEBTEDNESS. . . . . . . . . . . . . . . . . . . . . .  26

              7.5  ENCUMBRANCES. . . . . . . . . . . . . . . . . . . . . .  26

              7.6  DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . .  26

              7.7  INVESTMENTS . . . . . . . . . . . . . . . . . . . . . .  26

              7.8  TRANSACTIONS WITH AFFILIATES. . . . . . . . . . . . . .  26

              7.9  SUBORDINATED DEBT . . . . . . . . . . . . . . . . . . .  27

              7.10 INVENTORY . . . . . . . . . . . . . . . . . . . . . . .  27

              7.11 COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . .  27

         8.   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . .  27

              8.1  PAYMENT DEFAULT . . . . . . . . . . . . . . . . . . . .  27

              8.2  COVENANT DEFAULT. . . . . . . . . . . . . . . . . . . .  27

              8.3  MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . .  28

              8.4  ATTACHMENT. . . . . . . . . . . . . . . . . . . . . . .  28

              8.5  INSOLVENCY. . . . . . . . . . . . . . . . . . . . . . .  28

              8.6  OTHER AGREEMENTS. . . . . . . . . . . . . . . . . . . .  29

              8.7  SUBORDINATED DEBT . . . . . . . . . . . . . . . . . . .  29

              8.8  MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . .  29

              8.9  JUDGMENTS . . . . . . . . . . . . . . . . . . . . . . .  29

              8.10 MISREPRESENTATIONS. . . . . . . . . . . . . . . . . . .  29

              8.11 GUARANTY. . . . . . . . . . . . . . . . . . . . . . . .  29

         9.   BANK'S RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . .  29

              9.1  RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . . .  29

              9.2  POWER OF ATTORNEY . . . . . . . . . . . . . . . . . . .  31

              9.3  ACCOUNTS COLLECTION . . . . . . . . . . . . . . . . . .  31

              9.4  BANK EXPENSES . . . . . . . . . . . . . . . . . . . . .  32

              9.5  BANK'S LIABILITY FOR COLLATERAL . . . . . . . . . . . .  32

              9.6  REMEDIES CUMULATIVE . . . . . . . . . . . . . . . . . .  32

              9.7  DEMAND; PROTEST . . . . . . . . . . . . . . . . . . . .  32

         10.  NOTICES    . . . . . . . . . . . . . . . . . . . . . . . . .  32

         11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER . . . . . . . . .  33

         12.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . .  33

              12.1 SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . .  33

              12.2 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . .  34

              12.3 TIME OF ESSENCE . . . . . . . . . . . . . . . . . . . .  34

              12.4 SEVERABILITY OF PROVISIONS. . . . . . . . . . . . . . .  34

              12.5 AMENDMENTS IN WRITING, INTEGRATION. . . . . . . . . . .  34

              12.6 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . .  34

              12.7 SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . .  34

              12.8 CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . .  35

              12.9 RELEASE BY BORROWER . . . . . . . . . . . . . . . . . .  35


                                       EXHIBITS

EXHIBIT A     -    COLLATERAL
EXHIBIT B     -    DAILY TRANSACTION REPORT
EXHIBIT C     -    BORROWING BASE CERTIFICATE
EXHIBIT D     -    FORM OF NOTIFICATION AND ACKNOWLEDGEMENT FOR PLEDGED DEPOSIT
EXHIBIT E     -    CAPITALIZATION
EXHIBIT F     -    COMPLIANCE CERTIFICATE
EXHIBIT G     -    INVESTMENT INTENT LETTER

         This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of August 20, 1996, is among SILICON VALLEY BANK ("Bank") and FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC., a Delaware corporation ("Borrower").

                                       RECITALS

    A. Borrower and Bank were the original parties to that certain Business Loan Agreement, dated as of August 20, 1993 (the "Original Loan Agreement").

    B. The "Original Loan Agreement" was amended by (1) a Loan Modification Agreement, dated as of November 22, 1993, between Borrower and Bank, (2) a Loan Modification Agreement, dated as of January 20, 1994 (although inadvertently dated as of "January 20, 1993"), between Borrower and Bank, (3) a Loan Modification Agreement, dated as of March 31, 1994, between Borrower and Bank, and (4) a Loan Modification Agreement, dated as of July 8, 1994, among Borrower, Midwest Ophthalmic Instruments, Inc., an Illinois corporation ("Midwest"), and Bank, which amendment, INTER ALIA, added Midwest as a co-borrower under the Original Loan Agreement, with Midwest assuming, jointly and severally with Borrower, all of the obligations of Borrower as the "Borrower" under the Original Loan Agreement (the Original Loan Agreement, as amended by the foregoing described Loan Modification Agreements and as otherwise amended as of the date hereof, being herein collectively called the "Existing Loan Agreement").

    C. In connection with the Existing Loan Agreement, Borrower has granted Bank a security interest in substantially all of Borrower's property, pursuant to that certain Commercial Security Agreement, dated as of August 20, 1993, between Borrower as grantor, and Bank, as secured party, and that certain Commercial Security Agreement, dated as of July 8, 1994, between Midwest, as grantor, and Bank, as secured party (collectively the "Existing Security Agreement" -- the Existing Loan Agreement and the Existing Security Agreement are herein called the "Existing Loan Documents").

    D. Midwest has dissolved and no longer exists as a corporation, and in connection therewith Borrower has succeeded to all the assets, and assumed all the liabilities of Midwest.

    E. Bank and Borrower now desire to amend and restate the Existing Loan Agreement and the Existing Security Agreement in their entirety as herein set forth.

                                      AGREEMENT

     NOW, THEREFORE, the parties hereto agree as follows:


     1.   DEFINITIONS AND CONSTRUCTION

          1    DEFINITIONS.  As used in this Agreement, the following terms shall have the following definitions:

               "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

               "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, or partners.

               "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

               "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

               "Bank Share Percentage" means at any time, the result, stated as a percentage, of DIVIDING (a) the number of Exchange Shares received by the Bank on the Closing Date LESS the amount, if any, by which (x) the total number of shares of Common Stock sold or otherwise disposed of by the Bank or its Affiliates (other than transfers or other dispositions to the Bank or an Affiliate of the Bank) after the Closing Date EXCEEDS (y) the total number of shares of Common Stock acquired by the Bank or its Affiliates after Closing Date (whether upon exercise of any Existing Warrant or otherwise) BY (b) the total number of issued and outstanding shares of Common Stock PLUS the total maximum number of shares of Common Stock directly or indirectly issuable upon the exercise of all outstanding Options (whether or not such Options are immediately exercisable or exercisable at a later date or upon the occurrence of certain contingencies).

               "Borrowing Base" has the meaning set forth in Section 2.1 hereof.

               "Borrowing Base Certificate" means the certificate of a Responsible Officer in the form attached as Exhibit C.

               "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

               "Closing Date" means the date on which this Agreement becomes effective pursuant to Section 3.1.

               "Code" means the California Uniform Commercial Code.

               "Collateral" means the property described on EXHIBIT A attached hereto.

               "Committed Revolving Line" means One Million Eight Hundred Thousand and 00/100 Dollars ($1,800,000.00).

               "Common Stock" means the common stock of Borrower.

               "Compliance Certificate" means a certificate of a Responsible Officer in the form attached as Exhibit F.

               "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

               "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

               "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Advances made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt.

               "Daily Balance" means the amount of the Obligations owed at the end of a given day.

               "Daily Transaction Report" means a report and disbursement/payment request in the form of Exhibit A.

               "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; PROVIDED that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

               (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

               (b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

               (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

               (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

               (e) Accounts with respect to which the account debtor is an Affiliate (other than by virtue of being directly or indirectly under common ownership or control with Borrower) of Borrower;

               (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts, and Accounts arising from products shipped to or services provided to branches or offices located in the United States of any account debtor that does not have its principal place of business in the United States;

               (g) Accounts with respect to which the account debtor is a federal, state, or local governmental entity or any department, agency, or instrumentality thereof.

               (h) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

               (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

               (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

               (k) Accounts the collection of which Bank reasonably determines to be doubtful.

               "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) that Bank approves on a case-by-case basis.

               "Eligible Inventory" means that portion of Borrower's Inventory that is located at Borrower's principal place of business or such other locations as are permitted under Section 7.10 and that complies with the representations and warranties set forth in Section 5.5; PROVIDED that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof.

               "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

               "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

               "Exchange" means the exchange of the Exchange Amount for Common Stock pursuant to Section 2.7.

               "Exchange Amount" means the sum of (a) the Existing Non-Principal Obligations and (b) the amount by which the principal amount of the Existing Obligations (determined as of the Closing Date and immediately prior to giving effect to the Exchange) exceeds the Committed Revolving Line; the Exchange Amount shall be determined pursuant to a certificate of Bank setting forth the amount and calculation thereof, which certificate shall be delivered to Borrower one day prior to the Closing Date and shall be conclusive absent manifest error; such certificate, in the case of the Existing Non-Principal Obligations, may be based on reasonable estimates.

               "Exchange Shares" has the meaning set forth in Section 2.7.

               "Existing Non-Principal Obligations" means, as of the Closing Date and immediately prior to giving effect to the Exchange, that portion of the Existing Obligations consisting of accrued and unpaid interest, accrued and unpaid fees, costs and expenses (including attorneys fees) paid or incurred by the Bank, and, without duplication, costs and expenses (including Bank Expenses) paid or incurred by the Bank in connection with the negotiation, preparation and closing of this Agreement.

               "Existing Obligations" means all liability and indebtedness of Borrower to Bank under the Existing Loan Documents.

               "Existing Warrants" means the warrants to purchase the Common Stock of the Company issued to Bank, and respectively dated March 31, 1994, January 21, 1994, and April 8, 1992, all as amended to the date hereof.

               "GAAP" means generally accepted accounting principles as in effect from time to time.

               "Guarantors" means any guarantor of the Obligations, including, without limitation, Michael J. Carroll, Brian Carroll and James J. Urban.

               "Guaranty" means a guaranty executed by Guarantors in the form previously provided by Bank to Borrower.

               "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

               "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

               "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

               "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

               "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

               "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower in favor of Bank, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

               "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or
(iii) the value or priority of Bank's security interests in the Collateral.

               "Minimum Percentage" means the product of multiplying 8.5% by a fraction the denominator of which is the sum of the number of Exchange Shares received by the Bank on the Closing Date plus the number of shares of Common Stock at any time received by the Bank or its Affiliates after the Closing Date as a stock dividend or equivalent distribution with respect to the Exchange Shares, and the numerator of which is (a) the denominator PLUS (b) the total number of shares of Common Stock acquired by the Bank or its Affiliates after Closing Date (whether upon exercise of any Existing Warrant or otherwise), MINUS
(c) the total number of shares of Common Stock sold or otherwise disposed of by the Bank or its Affiliates (other than transfers or other dispositions to the Bank or an Affiliate of the Bank) after the Closing Date; PROVIDED that the Minimum Percentage shall not exceed 8.5%.

               "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

               "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

               "Options" means (a) any rights to subscribe for or to purchase, or any warrants or options for the purchase of Common Stock or any stock or securities convertible into or exchangeable for Common Stock or (b) any stock or securities convertible into or exchangeable for Common Stock. An Option for any securities convertible into or exchangeable for Common Stock shall be treated as an Option for the Common Stock into or for which such stock or securities are convertible or exchangeable.

               "Payment Date" means the fifth (5th) calendar day of each month.

               "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

               "Permitted Indebtedness" means:

               (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

               (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

               (c)  Subordinated Debt; and

               (d) Indebtedness to trade creditors incurred in the ordinary course of business.

               "Permitted Investment" means:

               (a) Investments existing on the Closing Date disclosed in the Schedule; and

               (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank.

               "Permitted Liens" means the following:

               (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, PROVIDED the same have no priority over any of Bank's security interests;

               (c) Liens (I) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, PROVIDED that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

               (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, PROVIDED that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

               "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

               "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

               "Registration Rights Agreement" means the Registration Rights Agreement, dated as of March 31, 1994, between Bank and Borrower.

               "Released Parties" means, collectively, Bank and its affiliated corporations, and all of its current and former directors, officers, agents, employees, shareholders, and attorneys, and all of their respective successors and assigns.

               "Responsible Officer" means each of the Chief Executive Officer, Chief Operating Officer, and the Chief Financial Officer of Borrower.

               "Revolving Maturity Date" means July 29, 1997.

               "Schedule" means the schedule of exceptions attached hereto.

               "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

               "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of such entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate. A reference to any Subsidiary or Subsidiaries of Borrower means such Subsidiary or Subsidiaries, if any.

          2. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

     2.        LOAN AND TERMS OF PAYMENT

          1. ADVANCES. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the Committed Revolving Line or the Borrowing Base, whichever is less. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to
(i) eighty percent (80%) of Eligible Accounts plus (ii) the lesser of fifty percent (50%) of the value of Borrower's Eligible Inventory (valued at the lower of cost or wholesale fair market value) or $1,000,000.00. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.1, Borrower shall be permitted to incur (and to allow to remain outstanding) Obligations of not more than $500,000 in excess of that permitted by the first two sentences of this Section 2.1 until December 23, 1996, upon which date and thereafter there shall not be permitted to exist or remain outstanding Obligations in excess of that permitted by the first two sentences of this Section 2.1.

          Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of EXHIBIT B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1 to Borrower's deposit account.

          The Committed Revolving Line shall terminate on the Revolving Maturity Date, at which time all Advances under this Section 2.1 and other amounts due under this Agreement (except as otherwise expressly specified herein) shall be immediately due and payable.

          2    INTEREST RATES, PAYMENTS, AND CALCULATIONS.

               (a) INTEREST RATE. Except as set forth in Section 2.3(b), any Advances shall bear interest, on the average Daily Balance, at a rate equal to two (2) percentage points above the Prime Rate.

               (b) DEFAULT RATE. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to three percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

               (c) PAYMENTS. Accrued interest hereunder shall be due and payable on the Payment Date of each month during the term hereof. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

               (d) LOCKBOX. Borrower shall maintain a lockbox account (the "Lockbox") with Bank and shall cause all of Borrower's accounts receivable collections to be remitted directly to the Lockbox. Bank will transfer good funds in the Lockbox to a cash collateral account (the "Cash Collateral Account"). Borrower hereby grants Bank a security interest in the Lockbox and Cash Collateral Account to secure the Obligations. Bank shall have exclusive possession, dominion, and control over the Lockbox and Cash Collateral Account. Borrower may request that funds in the Cash Collateral Account either be released to Borrower or applied to pay the Obligations; PROVIDED that each such request shall be in writing and shall be accompanied by a fully completed Daily Transaction Report in the form heretofore provided by the Bank to Borrower and FURTHER PROVIDED that Bank may at any time and from time to time in its sole and absolute discretion apply any and all funds in the Lockbox or Cash Collateral Account toward payment of the Obligations in such order of priority as shall be determined by Bank.

               (e)       DIRECT DEBIT.

                    (i) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the Payment Dates, Maturity Date or other applicable due dates, as the case may be, from the Borrower's account number 0400 994070, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                    (ii) The Bank will debit such account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

                    (iii) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

               (f) COMPUTATION. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          3    CREDITING PAYMENTS.  No payment shall be considered a payment on account of the Obligations unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

          4    FEES.  Borrower shall pay to Bank the following:

               (a) FINANCIAL EXAMINATION AND APPRAISAL FEES. Bank's reasonable and customary fees and out-of-pocket expenses for Bank's audits of Borrower's Accounts and Inventory, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents (the time and frequency of which are to be determined by Bank in the exercise of its absolute discretion); and

               (b) BANK EXPENSES. Upon demand by Bank, all Bank Expenses, including, without limitation, all Bank Expenses incurred through the date hereof (except to the extent such expenses are included as Existing Non-Principal Obligations in the Exchange Amount).

          5    ADDITIONAL COSTS.  In case any law, regulation, treaty or
official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

               (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank (including taxes on capital gains, if any, resulting from the sale or other disposition of the Exchange Shares) imposed by the United States of America or any political subdivision thereof);

               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

               (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

          6    TERM.  Except as otherwise set forth herein, this Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Revolving Maturity Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

          7    EXCHANGE.

               (a) EXCHANGE OF EXCHANGE SHARES. Subject to the terms and conditions hereof, Borrower will issue to Bank and Bank will accept Common Stock in a number of shares which equal the quotient of dividing the Exchange Amount by $1.52 (the "Exchange Shares") and in exchange for such issuance and in consideration therefor, Bank shall cancel that portion of the Existing Obligations represented by the Exchange Amount and thereafter the Exchange Amount shall be deemed to have been satisfied in full.

               (b) CLOSING. The Exchange shall occur contemporaneously upon the effectiveness of this Agreement pursuant to Section 3.1. On the Closing Date, Borrower will deliver to Bank a share certificate registered in the name of Bank representing the number of Exchange Shares, such certificate to be in a form reasonably acceptable to Bank, and the Bank will deliver to Borrower an investment intent letter in the form of Exhibit G.

               (c) LEGENDS. In addition to any legend required under state securities laws, each certificate representing the Exchange Shares shall be endorsed with the following legend:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE

SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933."

Borrower need not register a transfer of the Exchange Shares unless the conditions specified in the foregoing legend are satisfied. Borrower may also instruct its transfer agent not to register the transfer of any of the Exchange Shares unless the conditions specified in the foregoing legend is satisfied. Except as provided in this Section 2.7(c), the Exchange Shares shall not be subject to any legend or other restrictions (other than restrictions generally applicable to securities under Federal and state securities laws), whether on transfer, voting, or otherwise.

               (d) REMOVAL OF LEGENDS AND TRANSFER RESTRICTIONS. The legend relating to the Securities Act of 1933 endorsed on a stock certificate pursuant to paragraph 4.2 of this Agreement and the stop transfer instructions with respect to the Exchange Shares represented by such certificate shall be removed and Borrower shall issue a certificate without such legend to the holder of such shares if such shares are included in a registration statement declared effective by the Securities and Exchange Commission and a prospectus meeting the requirements of Section 10 of the 1933 Act is available, or if such holder provides to Borrower an opinion of counsel for such holder of the Exchange Shares reasonably satisfactory to Borrower or a no-action letter or interpretive opinion of the staff of the SEC to the effect that a public sale, transfer or assignment of the Exchange Shares may be made without registration and without compliance with any restriction imposed on restricted securities such as Rule 144.

               (e) REGISTRATION RIGHTS. The Registration Rights Agreement is hereby amended so that: (i) the term "Registerable Securities" as therein defined shall include the Exchange Shares and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Exchange Shares, and (ii) the terms "Holder" or "Holders" as therein defined shall include any present or future holder or holders of the Exchange Shares; without limiting the generality of the foregoing, such holders of the Exchange Shares shall have all benefits of the Registration Rights Agreement, including those arising under Sections 1.2 through 1.5 and 1.7 thereof.

               (f) BOARD VISITATION. So long as Bank holds at least 5% of the outstanding Common Stock, a representative of

Bank shall have the right to attend each meeting of Borrower's board of directors as an observer (at Bank's option, such attendance may be in person or by telephone or other electronic means), and Bank shall receive at least the same notice of each such board meeting as is received by the directors and shall receive a copy of all information, reports and other materials distributed to Borrower's directors at the same time such materials are so distributed.

               (g) EXISTING WARRANTS. The Existing Warrants are not affected by this Agreement and shall remain in full force and effect.

               (h)       ANTI-DILUTION PROTECTION.

                    (i) Borrower shall not issue, sell or otherwise distribute any shares of Common Stock or any Options if, as a result thereof, the Bank Share Percentage will be less than the Minimum Percentage; PROVIDED that Borrower may (A) issue warrant shares upon exercise of the Existing Warrants,
(B) issue, sell or grant before or after the date hereof to any director, officer or employee of Borrower Common Stock or of any Option, bonus or other award exercisable into Common Stock approved by the Board of Directors of Borrower or any duly authorized committee thereof (PROVIDED FURTHER that the aggregate amount of all such Common Stock and Common Stock for which such options, bonuses and other awards are exercisable does not exceed 5% of the Common Stock outstanding on the date hereof), or (C) issue additional shares of Common Stock (but not Options) if Borrower also, without any further consideration being paid or payable by Bank, contemporaneously issues additional shares of Common Stock to Bank, so that after giving effect to both such issuances, the Bank Share Percentage will not be less than the Minimum Percentage.

                    (ii) If there shall be any consolidation or merger to which Borrower is a party, other than a consolidation or a merger of which Borrower is the continuing corporation and which does not result in any reclassification of, or change in, outstanding shares of Common Stock, or any sale or conveyance of the property of Borrower as an entirety or substantially as an entirety, or any recapitalization of Borrower (any such event being called a "Capital Reorganization"), then, effective upon the effective date of such Capital Reorganization, the provisions of this Section 2.7(h) shall no longer apply to the Common Stock, but shall instead apply to the stock and other securities which the Bank or its Affiliates are entitled to receive pursuant to such Capital Reorganization. As a condition to effecting any Capital Reorganization, Borrower or the successor or surviving corporation, as the case may be, shall execute and deliver to

Bank and/or its Affiliates an agreement as to the Bank or such Affiliates with rights in accordance with this Section 2.7(h), providing, to the extent of any right to issuance of additional equity securities hereunder, for issuance rights as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.7(h). The provisions of this Section 2.7(h) shall similarly apply to successive capital reorganizations.





                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]


                                      -17A-

    3.   CONDITIONS

         1    CONDITIONS PRECEDENT TO EFFECTIVENESS.  The effectiveness of this
Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

              (a)  this Agreement;

              (b)  corporate resolution to borrow and issue the Exchange
Shares;

              (c)  a guaranty by each of the Guarantors;

              (d)  insurance certificate(s) demonstrating compliance with
Section 6.6;

              (e) evidence that Borrower has irrevocably received an additional equity infusion of $1,000,000 in cash or cash equivalents in exchange for the issuance of Common Stock;

              (f) Evidence that Midwest has been duly dissolved and has ceased to exist as a legal entity and that all assets of Midwest have been transferred to Borrower;

              (g)  a share certificate evidencing the Exchange Shares; and

              (h) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

         2    CONDITIONS PRECEDENT TO ADVANCES.  The obligation of Bank to make each additional advance or to release any funds from the Cash Collateral Account is further subject to the following conditions:

              (a) timely receipt by Bank of a Daily Transaction Report as provided in Section 2.1; and

              (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Advance. The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2(b).

    4.   CREATION OF SECURITY INTEREST

         1    GRANT OF SECURITY INTEREST.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Borrower acknowledges that Bank may place a "hold" on any deposit account pledged as Collateral to secure the Obligations. The security interest granted hereby is a continuation of the security interests granted pursuant to the Existing Loan Documents.

         2    DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED.  Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

         3    RIGHT TO INSPECT.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

    5.   REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants as follows:

         1    DUE ORGANIZATION AND QUALIFICATION.  Borrower and each Subsidiary
(if any) is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. On the Closing Date, Borrower has no Subsidiaries.

         2    DUE AUTHORIZATION; NO CONFLICT.  The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default would have, or is likely to cause, a Material Adverse Effect.

         3    NO PRIOR ENCUMBRANCES.  Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

         4    BONA FIDE ELIGIBLE ACCOUNTS.  The Eligible Accounts are bona fide existing obligations. The property giving rise to such Eligible Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

         5    MERCHANTABLE INVENTORY.  All Eligible Inventory is in all
material respects of good and marketable quality, free from all material defects.

         6    NAME; LOCATION OF CHIEF EXECUTIVE OFFICE.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof within the last five years. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

         7    LITIGATION.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision would have, or is likely to cause, a Material Adverse Effect. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

         8    NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS.  All
consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. Since the date of the most recent of such financial statements submitted to Bank there has been no change, event, or condition which has had, or is likely to result in, a Material Adverse Effect.

         9    REGULATORY COMPLIANCE.  Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that would have, or is likely to cause, a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which would have, or is likely to cause, a Material Adverse Effect.

         10   ENVIRONMENTAL CONDITION.  None of Borrower's or any Subsidiary's
properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

         11   TAXES.  Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

         12   SUBSIDIARIES.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

         13   GOVERNMENT CONSENTS.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are material to the continued operation of Borrower's business as currently conducted.

         14   FULL DISCLOSURE.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

         15   CAPITALIZATION.  The authorized, issued and outstanding capital stock of Borrower is as set forth on Exhibit E. All of such issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Exhibit E, there are no equity securities of any class of Borrower issued, reserved for issuance or outstanding and Borrower has no commitment or obligation to issue, deliver or sell, or cause to be issued, delivered or sold any shares of the capital stock or other securities of Borrower. On the Closing Date, after giving effect to all Common Stock and Options issued or contemplated to be issued by the Company, including any such issuances in connection with Section 6.8 of this Agreement or the private placement now being pursued by the Company, the Bank Share Percentage shall not be less than 8.5%.

         16   VALIDITY OF STOCK.  The Exchange Shares are validly issued, fully paid, and nonassessable, and are free of any liens or encumbrances;
PROVIDED that the Exchange Shares may be subject to restrictions on transfer under state and/or federal securities laws and otherwise as set forth in this Agreement.

    6.   AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

         1    GOOD STANDING.  Borrower shall maintain Borrower's and each
Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would have, or is likely to cause, a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

         2    GOVERNMENT COMPLIANCE.  Borrower shall meet, and shall cause each
Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

         3    FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.  Borrower shall deliver to Bank:

              (a) as soon as available, but in no event later than thirty (30) days after the end of each calendar month, Borrower's unaudited balance sheet and profit and loss statement for such month, together with an inventory aging, prepared and certified as correct to the best knowledge and belief by a Responsible Officer, together with a Compliance Certificate;

              (b) within five days of the last day of each month, an aged list of Borrower's accounts receivable and an aged list of Borrower's accounts payable, together with a Borrowing Base Certificate prepared and executed by a Responsible Officer;

              (c) at the time of every Advance and/or paydown request, a Daily Transaction Report, together with supporting schedules, prepared and executed by a Responsible Officer;

              (d) as soon as available, but in no event later than ninety (90) days after the end of each fiscal year, a balance sheet and income statement for the year ended, audited by a certified public accountant reasonably satisfactory to Bank;

              (e) a copy of its annual federal tax return within 15 days of the filing thereof with the Internal Revenue Service;

              (f) a copy of any 10-Q and 10-K reports (or equivalent forms for a "small business issuer" under Rule 12b-2) within five (5) days of the filing thereof with the Securities and Exchange Commission;

              (g) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000.00 or more; and

              (h) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

         Bank shall have a right from time to time hereafter to audit and examine Borrower's Accounts and Inventory at Borrower's expense, provided that such audits will be conducted no more often than every three months unless an Event of Default has occurred and is continuing.

         4    INVENTORY; RETURNS.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than $50,000.00.

         5    TAXES.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

         6    INSURANCE.

              (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

              (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in the form of a 438 BFU or other form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

         7    PRINCIPAL DEPOSITORY.  Borrower shall maintain its primary banking relationship with Bank, provided, that Borrower shall be permitted to maintain a deposit account with a local banking institution located in proximity to its chief executive offices (the "Local Deposit Account"), subject to the following:

              (a) the balance on deposit in the Local Deposit Account shall not exceed $50,000.00 at any time;

              (b) Borrower shall provide Bank with a copy of each monthly statement with respect to the Local Deposit Account within five (5) days of its receipt thereof; and

              (c) Borrower shall, simultaneously with the opening of the Local Deposit Account (or, if the Local Deposit Account is already in existence, within five (5) days of the execution and delivery of this Agreement by Borrower), provide the depository bank with written notice of Bank's security interest in the Local Deposit Account (with a copy thereof delivered to Bank) pursuant to the Form of Notification and Acknowledgment for Pledged Deposit attached as EXHIBIT D hereto.

         8    CONVERSION OF ACCOUNTS PAYABLE TO EQUITY.  Borrower shall use its best efforts to effect an exchange, within 90 days of the Closing Date, of not less than $1,000,000.00 of its existing trade accounts payable for Common Stock at an exchange price of not less than $1.52 of trade accounts payable per share of Common Stock.

         9    FURTHER ASSURANCES.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

    7.   NEGATIVE COVENANTS

         Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following:

         1    DISPOSITIONS.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; or (iii) Transfers of worn-out or obsolete Equipment.

         2    CHANGE IN BUSINESS.  Engage in any business, or permit any of its
Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership, management or directors. Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

         3    MERGERS OR ACQUISITIONS.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

         4    INDEBTEDNESS.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

         5    ENCUMBRANCES.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

         6    DISTRIBUTIONS.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

         7    INVESTMENTS.  Directly or indirectly acquire or own, or make any
Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

         8    TRANSACTIONS WITH AFFILIATES.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

         9    SUBORDINATED DEBT.  Make any payment in respect of any
Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

         10   INVENTORY.  Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

         11   COMPLIANCE.  Become an "investment company" controlled by an
"investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

    8.   EVENTS OF DEFAULT

         Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

         1    PAYMENT DEFAULT.  If Borrower fails to pay, when due, any of the
Obligations.

         2    COVENANT DEFAULT.

              (a) If Borrower fails to perform any obligation under Sections 6.7, 6.8 or 6.9 or violates any of the covenants contained in Article 7 of this Agreement, or

              (b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

         3    MATERIAL ADVERSE CHANGE.  If there occurs any change, event, or condition which causes a Material Adverse Effect;

         4    ATTACHMENT.  If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after

Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period);

         5    INSOLVENCY.  If Borrower becomes insolvent, or if an Insolvency
Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

         6    OTHER AGREEMENTS.  If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $100,000.00 or that is likely to have a Material Adverse Effect;

         7    SUBORDINATED DEBT.  If Borrower makes any payment on account of
Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

         8    MANAGEMENT.  Any of Michael J. Carroll, Brian Carroll, and
James J. Urban shall cease to remain in their current capacities as President and Chief Executive Officer (Michael J. Carroll), Chief Financial Officer (Brian Carroll), and Chief Operating Officer (James J. Urban) of Borrower;

         9    JUDGMENTS.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000.00 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);

         10   MISREPRESENTATIONS.  If any material misrepresentation or
material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

         11   GUARANTY.  The Guaranty ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under the Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in the

Guaranty or in any certificate delivered to Bank in connection with the Guaranty.

    9.   BANK'S RIGHTS AND REMEDIES

         1    RIGHTS AND REMEDIES.  Upon the occurrence and during the
continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

              (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

              (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

              (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

              (d) Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

              (e) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

              (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

              (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable;

              (h)  Bank may credit bid and purchase at any public sale; and

              (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

         2    POWER OF ATTORNEY.  Effective only upon the occurrence and during the continuance of an Event of Default, and for the purpose of protecting and preserving Bank's security interest in the Collateral and the proceeds thereof, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession;
(c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

         3    ACCOUNTS COLLECTION.  At any time from the date of this
Agreement, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

         4    BANK EXPENSES.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

         5    BANK'S LIABILITY FOR COLLATERAL.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

         6    REMEDIES CUMULATIVE.  Bank's rights and remedies under this
Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

         7    DEMAND; PROTEST.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

    10.  NOTICES

         Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:


If to Borrower:    Franklin Ophthalmic Instruments Co., Inc.
                   1237 Naperville Drive
                   Romeoville, IL 60441
                   Attn: Brian Carroll
                   FAX:  (708) 759-1744

If to Bank:        Silicon Valley Bank
                   3003 Tasman Drive
                   Santa Clara, California 95054
                   Attn:  Marc Cadieux
                   FAX:  (408) 727-8728

         The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

    11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

         This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF

ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

    12.  GENERAL PROVISIONS

         1    SUCCESSORS AND ASSIGNS.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; PROVIDED, HOWEVER, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

         2    INDEMNIFICATION.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

         3    TIME OF ESSENCE.  Time is of the essence for the performance of all obligations set forth in this Agreement.

         4    SEVERABILITY OF PROVISIONS.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

         5    AMENDMENTS IN WRITING, INTEGRATION.  This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

         6    COUNTERPARTS.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

         7    SURVIVAL.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this
Section 12.7 have been satisfied, and Bank has no commitment to make any Advances or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

         8    CONFIDENTIALITY.  In handling any confidential information Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of Bank. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

         9    RELEASE BY BORROWER.

              (a)  NO PRESENT CLAIMS.  Borrower acknowledges and agrees that:
(i) Borrower has no claim or cause of action against any Released Party; (ii) Borrower has no offset right, counterclaim, or defense of any kind against any of the Indebtedness; and (iii) each Released Party has heretofore properly performed and satisfied in a timely manner any and all of such Released Party's obligations, if any, to Borrower. Bank desires, and Borrower agrees, to eliminate any possibility that any past conditions, acts, omissions, events, circumstances, or matters would impair or otherwise adversely affect any of Bank's rights, interests, collateral security, or remedies. Therefore, Borrower, on behalf of Borrower and all successors and assigns of Borrower and any and all other parties claiming rights through Borrower, unconditionally releases, acquits, and forever discharges each and every Released Party from:
(1) any and all liabilities, obligations, duties, or indebtedness of any of the Released Parties to Borrower, whether known or unknown, arising prior to the date hereof, and (2) any and all claims, offsets, causes of action, suits, or defenses, whether known or unknown, which Borrower might otherwise have against any of the Released Parties on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind which existed, arose or occurred at any time prior to the date hereof. As further consideration for the above release, Borrower specifically agrees, represents, and warrants that the matters released herein are not limited to matters which are known or disclosed, and Borrower hereby waives any and all rights and benefits which Borrower now has, or in the future may have, conferred upon Borrower by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

              (b) WAIVER OF UNKNOWN CLAIMS. Borrower is aware that Borrower may later discover facts in addition to or different from those which Borrower now knows or believes to be true with respect to the releases given herein, and that it is nevertheless Borrower's intention to settle, release, and discharge fully, finally, and forever all of these matters, known or unknown, suspected or unsuspected, which previously existed, now exist, or may exist. In furtherance of such intention, Borrower specifically acknowledges and agrees that the releases given in this Agreement shall be and shall remain in effect as full and complete releases of the matters being released, notwithstanding the discovery or existence of any such additional or different facts and that such releases shall not be subject to termination or rescission by reason of any such additional or different facts.

              (c) WARRANTY OF NON-ASSIGNMENT. Borrower hereby represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any of the claims, demands, grievances, liabilities, debts, accounts, obligations, costs, expenses, liens, rights, actions, or causes of action released by the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Borrower:                              FRANKLIN OPHTHALMIC INSTRUMENTS CO.,
                                       INC.


                                       By:    /s/Michael J. Carroll
                                              ---------------------

                                       Name:  Michael J. Carroll
                                              ------------------

                                       Title: President & CEO
                                              ---------------


Bank:                                  SILICON VALLEY BANK


                                       By:    /s/Marc C. Cadieux
                                              ------------------

                                       Name:  Marc C. Cadieux
                                              ---------------

                                       Title: Vice President
                                              --------------